For Immediate Release

Hagerty Reports Second Quarter 2023 Results
Increases 2023 Outlook

•Second quarter 2023 Total Revenue increased 27% to $261.2 million compared to the prior year period and year-to-date 2023 Total Revenue increased 28% to $479.6 million compared to the prior year period
•Second quarter 2023 Written Premium increased 16% year-over-year to $275.9 million, and year-to-date 2023 Written Premium increased 17% to $458.7 million compared to the prior year period
•Second quarter 2023 Membership, marketplace and other revenue increased 44% year-over-year to $23.6 million, and year-to-date 2023 Membership, marketplace and other revenue increased 53% to $50.1 million compared to the prior year period
•Second quarter 2023 Net Income (Loss) increased 380% to $15.5 million compared to the prior year period, and year-to-date 2023 Net Income (Loss) decreased 95% to $0.5 million compared to the prior year period
•Second quarter 2023 Adjusted EBITDA of $34.4 million, an increase of $18.3 million compared to the prior year period, and year-to-date 2023 Adjusted EBITDA of $41.1 million, an increase of $31.0 million compared to the prior year period
•Raised $105 million of capital on June 23, 2023, including $80.0 million of convertible preferred equity and a $25.0 million commitment of long-term financing for Hagerty Reinsurance Limited

TRAVERSE CITY, Mich., August 8, 2023 /PRNewswire/ – Hagerty, Inc. (NYSE: HGTY), an automotive lifestyle brand and a leading specialty insurance provider focused on the global automotive enthusiast market, today announced financial results for the three and six months ended June 30, 2023.
"We delivered first half revenue growth of 28% as the Hagerty ecosystem of products and services is resonating with car enthusiasts. These excellent results were powered by robust written premium growth of 17%, earned premium growth of 34%, and membership and marketplace revenue growth of 53%," said McKeel Hagerty, Chief Executive Officer of Hagerty. "Our revenue engine is firing on all cylinders, and we now expect full year 2023 revenue to grow 23-27%."
Mr. Hagerty continued, "Given the strong conversion of this incremental revenue into profits, we have also increased our 2023 outlook for net income and Adjusted EBITDA. Our significantly improved profitability, combined with the additional capital raised from our strategic investors positions us well to invest in our growth opportunities over the coming years and save driving and car culture for future generations."

SECOND QUARTER 2023 FINANCIAL HIGHLIGHTS

•Second quarter 2023 Total Revenue increased 27% to $261.2 million compared to the prior year period and year-to-date 2023 Total Revenue increased 28% to $479.6 million compared to the prior year period.
•Second quarter 2023 Written Premium increased 16% to $275.9 million compared to the prior year period, and year-to-date 2023 Written Premium increased 17% to $458.7 million compared to the prior year period.
•Second quarter 2023 Commission and fee revenue increased 15% to $110.2 million compared to the prior year period, and year-to-date 2023 Commission and fee revenue increased 17% to $184.8 million compared to the prior year period.
•Policies in Force Retention was 88% as of June 30, 2023 compared to 88.2% as of June 30, 2022. Total insured vehicles increased 9% year-over-year to 2.3 million compared to the prior year period.
•Second quarter 2023 Loss Ratio was 42.0% compared to 41.0% in the prior year period. Year-to-date 2023 Loss Ratio was 41.7% compared to 41.2% in the prior year period.

•Second quarter 2023 Earned premium increased 35% to $127.5 million compared to the prior year period, and year-to-date 2023 Earned premium increased 34% to $244.7 million compared to the prior year period.
•Earned premium growth was driven by the strong Written Premium growth as well as the increased quota share to approximately 80% compared to 70% in the prior year period.
•Second quarter 2023 Membership, marketplace and other revenue increased 44% year-over-year to $23.6 million compared to the prior year period, and year-to-date 2023 Membership, marketplace and other revenue increased 53% to $50.1 million compared to the prior year period.
•Broad Arrow Group helped drive $4.2 million in marketplace revenue during the second quarter 2023 and $10.0 million in marketplace revenue year-to-date 2023.
•Hagerty Driver's Club (HDC) paid members increased 7% to approximately 792,000 compared to 743,000 as of June 30, 2022.
•Second quarter 2023 Operating Income (Loss) of $17.3 million compared to $2.4 million in the prior year period, and year-to-date 2023 Operating Income (Loss) $0.8 million compared to $(10.6) million in the prior year period.
•Year-to-date 2023 results include restructuring charges of $8.4 million primarily associated with a reduction in force, reduced hiring plans and additional cost containment initiatives. The Company anticipates delivering incremental annualized cost savings of $20 to $25 million, with approximately $15 million to be realized in 2023.
•Year-to-date 2023 depreciation and amortization was $24.1 million compared to $15.4 million in the prior year period. The increase was driven in part by the $3.8 million impairment of media content assets during the first half of the year.
•Second quarter 2023 Net Income (Loss) of $15.5 million compared to $(5.5) million in the prior year period, and year-to-date 2023 Net Income (Loss) of $0.5 million compared to $10.3 million in the prior year period.
•Net Income (Loss) includes the impact from the change in fair value of warrant liabilities, the restructuring charges, as well as the impairment of media content assets.
•Second quarter 2023 Adjusted EBITDA of $34.4 million compared to $16.1 million in the prior year period, and year-to-date 2023 Adjusted EBITDA of $41.1 million compared to $10.1 million in the prior year period.
•Second quarter 2023 Basic Earnings (Loss) per Share was $0.03 and Diluted Earnings per Share was $0.03, and year-to-date 2023 Basic Earnings per Share was $0.00 and year-to-date Diluted Earnings per Share was $0.00.
•Second quarter 2023 Adjusted EPS was $0.05, and year-to-date 2023 Adjusted EPS was $0.01.

2023 OUTLOOK — PIVOT TO PROFITABLE GROWTH
Despite the uncertain macro environment, we are off to a strong start to 2023 and are well positioned to deliver sustained profitable growth over the coming years. We are confident that the opportunities we have identified to monetize our addressable market will expand our share, and we have thoughtfully prioritized our growth initiatives in 2023 to significantly improve our profitability and fund our purpose to save driving and fuel car culture for future generations. For full year 2023, we anticipate:

•Total Revenue growth of 23-27% powered by Written Premium growth of 13-15%
•Sustain double-digit Written Premium growth trajectory
•Deliver an unmatched online and live Marketplace experience
•Drive loyalty, referrals and incremental revenue and profit from Membership

•Continued evolution into an integrated insurance business

•Increase Hagerty Re’s quota share reinsurance agreement in the U.S. & U.K. to ~80%

•Significantly improved profitability through cost containment measures and operational efficiencies
◦Net Income (Loss) of $(12)-8 million
◦Adjusted EBITDA of $60-80 million

		2023 Outlook		2023 Change vs 2022
	2022 Actuals	Low End Range	High End Range	Low End Range	High End Range
Total Revenue (in thousands)	$787,588	$968,000	$1,000,000	23%	27%
Total Written Premium (in thousands)	$776,664	$878,000	$894,000	13%	15%
Net Income (Loss) (in thousands)	$2,403	$(12,000)	$8,000	$(14,403)	$5,597
Adjusted EBITDA (in thousands)	$(1,940)	$60,000	$80,000	$61,940	$81,940
•The Company’s outlook on the May 9, 2023 first quarter earnings call was for Total Revenue growth of 22-26%, Written Premium growth of 11-13%, Net Income of $(13)-7 million and Adjusted EBITDA of $55-75 million

The definitions and reconciliations of non-GAAP financial measures are provided under the heading Key Performance Indicators and Certain Non-GAAP Financial Measures at the end of this press release.

Conference Call Details
Hagerty will hold a conference call to discuss the financial results today at 10:00 am Eastern Time. A webcast of the conference call, including the Company's Investor presentation highlighting second quarter and year-to-date 2023 financial results, will be available on Hagerty’s investor relations website at investor.hagerty.com. The dial-in for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investor.hagerty.com following the call.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Hagerty’s current expectations and projections with respect to its expected future business and financial performance, including, among other things: (i) expected operating results, such as revenue growth and increases in earned premium; (ii) changes in the market for Hagerty’s products and services, (iii) Hagerty’s plans to expand market share, including planned investments and partnerships; (iv) anticipated business objectives; and (v) the strength of Hagerty’s business model. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other things, Hagerty’s ability to: (i) compete effectively within its industry and attract and retain members; (ii) maintain key strategic relationships with its insurance distribution and underwriting carrier partners; (iii) prevent, monitor and detect fraudulent activity; (iv) manage risks associated with disruptions, interruptions, outages with its technology platforms or third-party services; (v) accelerate the adoption of Hagerty’s membership products as well as any new insurance programs and products; (vi) manage the cyclical nature of the insurance business including through any periods of recession, economic downturn or inflation; (vii) address unexpected increases in the frequency or severity of claims; (vii) comply with the numerous laws and regulations applicable to Hagerty’s business, including state, federal and foreign laws relating to insurance and rate increases, privacy, the internet and accounting matters; (ix) manage risks associated with being a controlled company; and (x) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Hagerty.

The forward-looking statements herein represent the judgment of Hagerty as of the date of this release and Hagerty disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand Hagerty’s reported financial results and our business outlook for future periods.

About Hagerty, Inc. (NYSE: HGTY)

Hagerty is an automotive lifestyle brand committed to saving driving and fueling car culture for future generations. The company is a leading provider of specialty vehicle insurance, expert car valuation data and insights, live and digital car auction services, immersive events and automotive entertainment custom made for the 67 million Americans who self-describe as car enthusiasts. Hagerty also operates in Canada and the U.K. and is home to Hagerty Drivers Club, a community of nearly 800,000 who can’t get enough of cars. As a purpose-driven organization, Hagerty Impact aims to be a catalyst for positive change across the issues that matter most to our teams, our members, the broader automotive community, our shareholders and the planet at large. For more information, please visit www.hagerty.com or connect with us on Facebook, Instagram, Twitter and LinkedIn.

More information can be found at newsroom.hagerty.com.

Contact: Jay Koval, investor@hagerty.com
Hagerty Media Contact: Andrew Heller, aheller@hagerty.com

Category: Financial

Source: Hagerty

Hagerty, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,
	2023	2022	$ Change	% Change

REVENUE:	in thousands (except percentages)
Commission and fee revenue	$110,187	$95,506	$14,681	15.4%
Earned premium	127,482	94,100	33,382	35.5%
Membership, marketplace and other revenue	23,575	16,411	7,164	43.7%
Total revenue	261,244	206,017	55,227	26.8%
OPERATING EXPENSES:
Salaries and benefits	53,572	53,271	301	0.6%
Ceding commission	60,350	45,255	15,095	33.4%
Losses and loss adjustment expenses	53,564	38,620	14,944	38.7%
Sales expense	41,941	37,455	4,486	12.0%
General and administrative services	21,318	20,729	589	2.8%
Depreciation and amortization	10,397	8,300	2,097	25.3%
Restructuring, impairment and related charges, net	2,849	—	2,849	100.0%
Total operating expenses	243,991	203,630	40,361	19.8%
OPERATING INCOME (LOSS)	17,253	2,387	14,866	622.8%
Change in fair value of warrant liabilities	(1,754)	(5,400)	3,646	67.5%
Interest and other income (expense)	3,770	(353)	4,123	1,168.0%
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	19,269	(3,366)	22,635	672.5%
Income tax benefit (expense)	(3,730)	(2,138)	(1,592)	74.5%
Income (loss) from equity method investment, net of tax	—	(39)	39	100.0%
NET INCOME (LOSS)	15,539	(5,543)	21,082	380.3%
Net loss (income) attributable to non-controlling interest	(13,134)	7	(13,141)	(187,728.6)%
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS	$2,405	$(5,536)	$7,941	(143.4)%

Earnings (loss) per share of Class A Common Stock:
Basic	$0.03	$(0.07)
Diluted	$0.03	$(0.07)

Weighted-average shares of Class A Common Stock outstanding:
Basic	84,371	82,452
Diluted	85,563	82,452

Hagerty, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Six months ended June 30,
	2023	2022	$ Change	% Change

REVENUE:	in thousands (except percentages and per share amounts)
Commission and fee revenue	$184,799	$157,967	$26,832	17.0%
Earned premium	244,713	183,232	61,481	33.6%
Membership, marketplace and other revenue	50,084	32,629	17,455	53.5%
Total revenue	479,596	373,828	105,768	28.3%
OPERATING EXPENSES:
Salaries and benefits	108,804	99,747	9,057	9.1%
Ceding commission	115,775	87,633	28,142	32.1%
Losses and loss adjustment expenses	101,976	75,539	26,437	35.0%
Sales expense	77,054	65,892	11,162	16.9%
General and administrative services	42,699	40,187	2,512	6.3%
Depreciation and amortization	24,140	15,447	8,693	56.3%
Restructuring, impairment and related charges, net	8,384	—	8,384	100.0%
Total operating expenses	478,832	384,445	94,387	24.6%
OPERATING INCOME (LOSS)	764	(10,617)	11,381	107.2%
Change in fair value of warrant liabilities	(2,269)	26,286	(28,555)	(108.6)%
Interest and other income (expense)	9,417	(1,037)	10,454	1,008.1%
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	7,912	14,632	(6,720)	(45.9)%
Income tax benefit (expense)	(7,398)	(4,168)	(3,230)	77.5%
Income (loss) from equity method investment, net of tax	—	(141)	141	100.0%
NET INCOME (LOSS)	514	10,323	(9,809)	(95.0)%
Net loss (income) attributable to non-controlling interest	(208)	11,648	(11,856)	(101.8)%
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS	$306	$21,971	$(21,665)	(98.6)%

Earnings (loss) per share of Class A Common Stock:
Basic	$—	$0.27
Diluted	$—	$(0.02)

Weighted-average shares of Class A Common Stock outstanding:
Basic	83,820	82,443
Diluted	84,424	334,702

Hagerty, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2023	December 31, 2022

ASSETS	in thousands (except share amounts)
Current Assets:
Cash and cash equivalents	$114,252	$95,172
Restricted cash and cash equivalents	518,109	444,019
Accounts receivable	76,794	58,255
Premiums receivable	193,268	100,700
Commissions receivable	42,317	60,151
Notes receivable	30,991	25,493
Deferred acquisition costs, net	140,098	107,342
Other current assets	63,929	45,651
Total current assets	1,179,758	936,783
Notes receivable	11,885	11,934
Property and equipment, net	23,399	25,256
Lease right-of-use assets	77,640	82,398
Intangible assets, net	103,826	104,024
Goodwill	115,060	115,041
Other long-term assets	40,962	37,082
TOTAL ASSETS	$1,552,530	$1,312,518
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$78,686	$77,049
Losses payable and provision for unpaid losses and loss adjustment expenses	172,133	167,257
Commissions payable	101,739	77,075
Due to insurers	128,622	68,171
Advanced premiums	34,173	17,084
Unearned premiums	303,585	235,462
Contract liabilities	29,661	25,257
Total current liabilities	848,599	667,355
Long-term lease liabilities	77,084	80,772
Long-term debt	80,841	108,280
Warrant liabilities	47,830	45,561
Deferred tax liability	16,501	12,850
Contract liabilities	18,336	19,169
Other long-term liabilities	5,370	11,162
TOTAL LIABILITIES	1,094,561	945,149
Commitments and Contingencies	—	—
TEMPORARY EQUITY(1)
Preferred stock, $0.0001 par value (20,000,000 shares authorized, 8,483,561 Series A Convertible Preferred Stock issued and outstanding as of June 30, 2023 and no shares issued and outstanding as of December 31, 2022)	79,159	—
STOCKHOLDERS' EQUITY
Class A Common Stock, $0.0001 par value (500,000,000 shares authorized, 84,405,625 and 83,202,969 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively)	8	8
Class V Common Stock, $0.0001 par value (300,000,000 authorized, 251,033,906 shares issued and outstanding as of June 30, 2023 and December 31, 2022)	25	25
Additional paid-in capital	556,595	549,034
Accumulated earnings (deficit)	(489,296)	(489,602)
Accumulated other comprehensive income (loss)	83	(213)
Total stockholders' equity	67,415	59,252
Non-controlling interest	311,395	308,117
Total equity	378,810	367,369
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$1,552,530	$1,312,518

(1) The Series A Convertible Preferred Stock is recorded within Temporary Equity because it has equity conversion and cash redemption features.

Hagerty, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended June 30,
	2023	2022

OPERATING ACTIVITIES:	in thousands
Net income (loss)	$514	$10,323
Adjustments to reconcile net income (loss) to net cash from operating activities:
Change in fair value of warrant liabilities	2,269	(26,286)
Depreciation and amortization expense	24,140	15,447
Provision for deferred taxes	3,480	2,553
Impairment of operating lease right-of-use assets	1,147	—
Loss on disposals of equipment, software and other assets	1,668	361
Share-based compensation expense	8,222	4,307
Other	958	229
Changes in operating assets and liabilities:
Accounts, premiums and commission receivable	(93,549)	(54,294)
Deferred acquisition costs	(32,756)	(23,307)
Losses payable and provision for unpaid losses and loss adjustment expenses	4,876	14,570
Commissions payable	24,664	14,795
Due to insurers	60,174	52,486
Advanced premiums	17,043	15,032
Unearned premiums	68,123	49,395
Other assets and liabilities, net	(20,416)	(15,686)
Net Cash Provided by Operating Activities	70,557	59,925
INVESTING ACTIVITIES:
Capital expenditures	(16,251)	(21,520)
Acquisitions, net of cash acquired	(7,084)	(13,520)
Purchase of previously held equity method investment	—	(15,250)
Issuance of notes receivable	(11,015)	—
Collection of notes receivable	6,235	—
Purchase of fixed income securities	(6,172)	(2,448)
Maturities of fixed income securities	2,964	1,216
Other investing activities	22	(1,639)
Net Cash Used in Investing Activities	(31,301)	(53,161)
FINANCING ACTIVITIES:
Payments on long-term debt	(99,250)	(91,500)
Proceeds from long-term debt	71,590	42,000
Proceeds from issuance of preferred stock, net of issuance costs	79,159	—
Contribution from non-controlling interest	600	1,000
Proceeds from issuance of common stock under employee stock purchase plan	906	—
Net Cash Provided by (Used in) Financing Activities	53,005	(48,500)
Effect of exchange rate changes on cash and cash equivalents and restricted cash and cash equivalents	909	(787)

Change in cash and cash equivalents and restricted cash and cash equivalents	93,170	(42,523)
Beginning cash and cash equivalents and restricted cash and cash equivalents	539,191	603,972
Ending cash and cash equivalents and restricted cash and cash equivalents	$632,361	$561,449

Hagerty, Inc.
Key Performance Indicators and Certain Non-GAAP Financial Measures

Key Performance Indicators

The tables below present a summary of our Key Performance Indicators, including important operational metrics, as well as certain GAAP and non-GAAP financial measures as of and for the periods presented. We use these Key Performance Indicators to evaluate our business, measure our performance, identify trends against planned initiatives, prepare financial projections and make strategic decisions. We believe these Key Performance Indicators are useful in evaluating the Company's performance when read together with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Operational Metrics
Total Written Premium (in thousands)	$275,895	$237,697	$458,745	$392,487
Loss Ratio	42.0%	41.0%	41.7%	41.2%
New Business Count — Insurance	80,140	74,922	131,902	122,436

GAAP Measures
Total Revenue (in thousands)	$261,244	$206,017	$479,596	$373,828
Operating Income (Loss) (in thousands)	$17,253	$2,387	$764	$(10,617)
Net Income (Loss) (in thousands)	$15,539	$(5,543)	$514	$10,323
Basic Earnings (Loss) Per Share	$0.03	$(0.07)	$—	$0.27

Non-GAAP Financial Measures
Adjusted EBITDA (in thousands)	$34,367	$16,065	$41,072	$10,106
Adjusted Earnings (Loss) Per Share	$0.05	$—	$0.01	$(0.04)

	June 30, 2023	December 31, 2022
Operational Metrics
Policies in Force	1,365,718	1,315,977
Policies in Force Retention	88.0%	88.0%
Vehicles in Force	2,319,953	2,234,461
HDC Paid Member Count	791,895	752,754
Net Promoter Score (NPS)	83	83

Non-GAAP Financial Measures

Adjusted EBITDA

We define Adjusted EBITDA as consolidated Net income (loss) excluding interest and other income (expense), income tax (expense) benefit, and depreciation and amortization, adjusted to exclude (i) restructuring, impairment and related charges, net; (ii) changes in fair value of warrant liabilities; (iii) share-based compensation expense; (iv) when applicable, the net gain or loss from asset disposals; and (v) when applicable, certain other unusual items.

We present Adjusted EBITDA because we consider it to be an important supplemental measure of the Company’s performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management uses Adjusted EBITDA as a measure of the operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations.

By providing this non-GAAP financial measure, together with a reconciliation to net income (loss), which is the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. However, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in our Condensed Consolidated Financial Statements as indicators of financial performance. Hagerty's Adjusted EBITDA may be determined or calculated differently than similarly titled measures of other companies in our industry, which could reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

The following table reconciles Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022 to the most directly comparable GAAP measure, which is Net income (loss):

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

	in thousands
Net income (loss)	$15,539	$(5,543)	$514	$10,323
Interest and other (income) expense	(3,770)	353	(9,417)	1,037
Income tax (benefit) expense	3,730	2,138	7,398	4,168
Depreciation and amortization	10,397	8,300	24,140	15,447
Restructuring, impairment and related charges, net	2,849	—	8,384	—
Change in fair value of warrant liabilities	1,754	5,400	2,269	(26,286)
Share-based compensation expense	4,018	4,307	7,934	4,307
Other unusual items(1)	(150)	1,110	(150)	1,110
Adjusted EBITDA	$34,367	$16,065	$41,072	$10,106

(1) Other unusual items includes a net legal settlement recovery recognized in the three and six months ended June 30, 2023 and non-restructuring severance expense recognized in the three and six months ended June 30, 2022.

The following table reconciles Adjusted EBITDA for the year ended December 31, 2023 Outlook to the most directly comparable GAAP measure, which is Net income (loss):

	2023 Low	2023 High

	in thousands
Net income (loss)	$(12,000)	$8,000
Interest and other (income) expense	(13,500)	(13,500)
Income tax (benefit) expense	14,300	14,300
Depreciation and amortization	43,047	43,047
Restructuring, impairment and related charges, net	8,383	8,383
Change in fair value of warrant liabilities	2,270	2,270
Share-based compensation expense	17,500	17,500
Adjusted EBITDA	$60,000	$80,000

Adjusted EPS

We define Adjusted Earnings (Loss) Per Share ("Adjusted EPS") as consolidated Net income (loss), less the change in fair value of our warrants divided by our outstanding and total potentially dilutive securities, which includes (i) the weighted-average issued and outstanding shares of Class A Common Stock; (ii) all issued and outstanding non-controlling interest Hagerty Group Units; (iii) all unexercised warrants; (iv) all unissued share-based compensation awards; and (v) all issued and outstanding shares of the Series A Convertible Preferred Stock.

In the third quarter of 2022, we began removing (i) the change in fair value of our warrants and (ii) the revaluation gain on previously held equity method investment from consolidated Net income (loss) for purposes of calculating Adjusted EPS. For comparability, references to prior period non-GAAP measures have been updated to show the effect of removing the change in the fair value of our warrants from Adjusted EPS. We believe this updated presentation of Adjusted EPS enhances investors' understanding of our financial performance from activities occurring in the ordinary course of our business.

The most directly comparable GAAP measure is basic earnings per share ("Basic EPS"), which is calculated as Net income (loss) available to Class A Common Stockholders divided by the weighted average number of Class A Common Stock shares outstanding during the period.

We present Adjusted EPS because we consider it to be an important supplemental measure of our operating performance and believe it is used by securities analysts, investors and other interested parties in evaluating the consolidated performance of other companies in our industry. We also believe that Adjusted EPS, which compares our consolidated Net income (loss) with our outstanding and potentially dilutive shares, provides useful information to investors regarding our performance on a fully consolidated basis.

Management uses Adjusted EPS:

•as a measurement of operating performance of our business on a fully consolidated basis;
•to evaluate the performance and effectiveness of our operational strategies; and
•as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning.

We caution investors that Adjusted EPS is not a recognized measure under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including Basic EPS, and that Adjusted EPS, as we define it, may be defined or calculated differently by other companies. In addition, Adjusted EPS has limitations as an analytical tool and should not be considered as a measure of profit or loss per share.

The following table reconciles Adjusted EPS to the most directly comparable GAAP measure, which is Basic EPS:

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

	in thousands (except per share amounts)
Numerator:
Net income (loss) attributable to Class A Common Stockholders(1)	$2,405	$(5,536)	$306	$21,971
Net income (loss) attributable to non-controlling interest	13,134	(7)	208	(11,648)
Consolidated net income (loss)	15,539	(5,543)	514	10,323
Change in fair value of warrant liabilities	1,754	5,400	2,269	(26,286)
Adjusted consolidated net income (loss)(2)	$17,293	$(143)	$2,783	$(15,963)

Denominator:
Weighted average shares of Class A Common Stock outstanding — basic(1)	84,371	82,452	83,820	82,443
Total potentially dilutive securities outstanding:
Conversion of non-controlling interest Hagerty Group Units to Class A Common Stock	255,499	251,034	255,499	251,034
Conversion of Series A Convertible Preferred Stock to Class A Common Stock	6,785	—	6,785	—
Total warrants outstanding	19,484	19,484	19,484	19,484
Total unissued share-based compensation awards	7,022	6,851	7,022	6,851
Potentially dilutive shares outstanding	288,790	277,369	288,790	277,369
Fully dilutive shares outstanding(2)	373,161	359,821	372,610	359,812

Basic EPS = (Net income (loss) available to Class A Common Stockholders / Weighted-average shares of Class A Common Stock outstanding)(1)	$0.03	$(0.07)	$—	$0.27

Adjusted EPS = (Adjusted consolidated net income (loss) / Fully dilutive shares outstanding)(2)	$0.05	$—	$0.01	$(0.04)

(1) Numerator and Denominator of the GAAP measure Basic EPS
(2) Numerator and Denominator of the non-GAAP measure Adjusted EPS